Exhibit 10.2
AMENDMENT ONE
to the
MERCK SHARP & DOHME CORP.
2007 INCENTIVE STOCK PLAN
(As Amended and Restated as of November 3, 2009)
     WHEREAS, under Section 13 of the Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan (the “MSD 2007 ISP”), the Board of Directors of Merck (the “Board”) may from time to time amend the terms of the MSD 2007 ISP;
     WHEREAS, the Board desires to and hereby amends the MSD 2007 ISP to change the acceleration provisions of stock option and restricted stock unit awards granted on or after February 15, 2010 from providing for accelerated vesting of such awards automatically upon a change in control (as such term is defined in the MSD 2007 ISP) in all circumstances to (a) providing for accelerated vesting, if such awards are continued following the change in control, only upon an involuntary termination without cause that occurs within 24 months of a change in control; and (b) maintaining the ability to cash participants out of the vested and unvested awards if such awards are cashed out and cancelled in the change in control.
     NOW, THEREFORE, BE IT
     RESOLVED, that in consideration of the premises, the MSD 2007 ISP is hereby amended, as follows:
          1. Section 21 is amended by (i) changing the title of Section 21 to “Effect of a Change in Control for Incentives Awarded Prior to February 15, 2010”; and (ii) adding the following as a preamble applicable to such Section:
With respect to Incentives issued to Eligible Employees prior to February 15, 2010, the provisions of this Section 21 shall apply. With respect to Incentives issued to Eligible Employees on or after February 15, 2010, the provisions of Section 22 shall apply in lieu of the provisions of this Section 21.
          2. A new Section 22, in the form attached as Exhibit A, is added and shall apply to all Incentives awarded on or after February 15, 2010.
          3. This amendment is effective as of February 15, 2010.

EXHIBIT A
22. Effect of a Change in Control — Incentives Awarded On or After February 15, 2010
With respect to Incentives issued to Eligible Employees on or after February 15, 2010, notwithstanding any other provision of the Plan, the provisions of this Section 22 shall apply.
(a) Options.
1. Vesting of Options Other Than Key R&D Options. Except as otherwise determined by the Committee at the time of grant with respect to a particular Stock Option, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without Cause during the 24 month period following a Change in Control, each unvested Stock Option which is outstanding immediately prior to the Change in Control, other than the Key R&D Options, shall immediately become fully vested and exercisable.
2. Vesting of Key R&D Options.
(i) Subject to Section 22(a)(2)(ii), upon the occurrence of a Change in Control, each Key R&D Option shall continue to be subject to the performance-based vesting schedule applicable thereto immediately prior to the Change in Control.
(ii) Notwithstanding Section 22(a)(2)(i), if the Stock Options do not continue to be outstanding following the Change in Control or are not exchanged for or converted into Successor Options, then, upon the occurrence of a Change in Control, all or a portion of each Key R&D Option shall immediately vest and become exercisable in the following percentages: (A) if such Key R&D Option’s first milestone has not been reached before the date of the Change in Control, 14% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; (B) if only such Key R&D Option’s first milestone has been reached before the date of the Change in Control, 42% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; and (C) if such Key R&D Option’s first and second milestones have been reached before the date of the Change in Control, 100% of the then-unvested portion of the Key R&D Option shall vest and become exercisable.
3. Post-Termination Exercise Period. If Stock Options continue to be outstanding following the Change in Control or are exchanged for or converted into Successor Options, then the portion of such Stock Options or such Successor Options, as applicable, that is vested and exercisable immediately following the termination of employment of the holder thereof after the Change in Control shall remain exercisable following such termination for five years from the date of such termination (but not beyond the remainder of the term thereof) (provided, however, that, if such termination is by reason of gross misconduct, death or retirement (as these terms are applied to awards granted under the Plan), then those provisions of the Plan that are applicable to a termination by reason of gross misconduct, death or retirement shall apply to such termination).

4. Cashout of Stock Options. If the Stock Options do not continue to be outstanding following the Change in Control and are not exchanged for or converted into Successor Options, (i) any unvested Stock Options shall, immediately prior to the Change in Control, fully vest; and (ii) each holder of a vested Stock Option at the time of the Change in Control, shall be entitled to receive, as soon as practicable following the Change in Control, for each share of Parent Common Stock subject to an outstanding Stock Option, an amount of cash determined by the Committee prior to the Change in Control but in no event less than the excess of the Change in Control Price over the exercise price thereof (subject to any existing deferral elections then in effect). If the consideration to be paid in a Change in Control is not entirely shares of common stock of an acquiring or resulting corporation, then the Committee may, prior to the Change in Control, provide for the cancellation of outstanding Stock Options at the time of the Change in Control in whole or in part for cash pursuant to this Section 22(a)(4) or may provide for the exchange or conversion of outstanding Stock Options at the time of the Change in Control in whole or in part, and, in connection with any such provision, may (but shall not be obligated to) permit holders of Stock Options to make such elections related thereto as it determines are appropriate.
(b) Restricted Stock Grants and Performance Share Awards.
1. Vesting of Restricted Stock Grants. Except as otherwise determined by the Committee at the time of grant with respect to a particular Restricted Stock Grant, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without Cause during the 24 month period following a Change in Control, each Restricted Stock Grant which is outstanding immediately prior to the date of such termination will continue in accordance with its terms as if employment had continued through the vesting date of such Restricted Stock Grant.
2. Vesting of Performance Award. Upon the occurrence of a Change in Control, each unvested Performance Award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become vested in an amount equal to the PSU Pro Rata Amount.
3. Settlement of Restricted Stock Grants and Performance Awards.
(i) If the Parent Common Stock continues to be widely held and freely tradable following the Change in Control or is exchanged for or converted into securities of a successor entity that are widely held and freely tradable, and Restricted Stock Units and Performance Awards continue to be outstanding following the Change in Control or are converted into substantially similar Restricted Stock Units or Performance Awards with respect to securities of a successor entity, then (A) if the Participant’s employment is involuntarily terminated without Cause during the 24 month period following a Change in Control, the Restricted Stock Grants shall be paid in shares of Parent Common Stock or such other securities at the same time as such Restricted Stock Grant would have been payable if the Participant had continued employment through the vesting date of such Restricted Stock Grant; and (B) the Performance Awards shall be paid in shares of Parent Common Stock or such other securities as soon as practicable after the date of the Change in Control, or in the form of cash with respect to Performance Units (subject to any existing deferral elections then in effect).

(ii) If the Parent Common Stock does not continue to be widely held and freely tradable following the Change in Control and is not exchanged for or converted into securities of a successor entity that are widely held and freely tradable or if Restricted Stock Grants and Performance Awards do not continue to be outstanding following the Change in Control (nor are converted into Restricted Stock Units or Performance Awards with respect to securities of a successor entity), then (A) each unvested Restricted Stock Grant which is outstanding immediately prior to the Change in Control under the Plan shall immediately become fully vested and all outstanding Restricted Stock Grants shall be paid in cash as soon as practicable after the date of the Change in Control; and (B) the Performance Awards shall be paid in cash as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).
(c) Other Provisions.
1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants (it being understood that this Section 22(c) shall not require that any specific type or levels of equity awards be granted to Qualifying Participants following the Change in Control).
2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in Section 22(c)(1) and may not be terminated.
3. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of Section 22(c)(1) or 22(c)(2) of the Plan have been violated (but, for avoidance of doubt, excluding claims for plan benefits in the ordinary course) and (y) if applicable, by the Company or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.
(d) Section 22 Definitions. For purposes of this Section 22, the following terms shall have the following meanings:
1. “ Cause” shall have the meaning as set forth for such term in the Parent’s Change in Control Separation Benefits Plan.
2. “ Change in Control” shall have the meaning as set forth for such term in the Company’s Change in Control Separation Benefits Plan; provided, however, that in any event, as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.
3. “ Change in Control Price” shall mean, with respect to a share of Parent Common Stock, the higher of (A) the highest reported sales price, regular way, of such share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on the NASDAQ National Market during the ten-day period prior to and including the date of a Change in Control and (B) if the Change in Control is the result of a tender or exchange offer, merger, or other, similar corporate transaction, the highest price per such share paid in such tender or exchange offer, merger or other, similar corporate transaction; provided that, to the extent all or part of the consideration paid in any such transaction consists of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined by the Committee.
4. “ Key R&D Options” shall mean those performance-based options granted to employees under the Key Research and Development Program described in the applicable Schedule to the Rules and Regulations for the Plan.
5. “ Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.
6. “ PSU Pro Rata Amount” shall mean for each Performance Award, the amount determined by the Committee when it grants Performance Awards.
7. “ Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.

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